Exhibit 14.1

Code of Business

Conduct and Ethics

PropertyGuru Group Limited

(As of March 17, 2022)

PropertyGuru Group

Paya Lebar Quarter, 1 Paya Lebar Link

#12-01/04, Singapore 408533

(+65) 6238 5971

PropertyGuruGroup.com

Contents
1	INTRODUCTION	3
2	RESPONSIBILITIES	3
3	SCOPE OF THIS CODE	4
4	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	4
5	INSIDER TRADING	5
6	AVOIDING CONFLICTS OF INTEREST	5
7	OUTSIDE MEMBERSHIPS, DIRECTORSHIPS, EMPLOYMENT AND PUBLIC OFFICE	6
8	PROTECTION AND PROPER USE OF PROPERTYGURU’S ASSETS	7
9	PROTECTING CONFIDENTIAL INFORMATION	7
10	CONTROL OF INFORMATION	8
11	PUBLIC COMMUNICATIONS AND DISCLOSURES	8
12	PERSONAL CONDUCT AND SOCIAL MEDIA POLICY	8
13	VIOLENCE PREVENTION AND WEAPONS	9
14	GIFTS, GRATUITIES AND ENTERTAINMENT	9
15	ANTI-CORRUPTION COMPLIANCE	9
16	INTEGRITY IN FINANCIAL REPORTING	10
17	ACCURACY OF BUSINESS RECORDS	10
18	CORPORATE LOANS OR GUARANTEES	10
19	RESPONSIBILITY TO INDIVIDUALS	11
20	ENVIRONMENT, HEALTH AND SAFETY	11
21	ACTING RESPONSIBLY WITH CUSTOMERS, SUPPLIERS, COMPETITORS AND OTHERS	11
22	MONEY LAUNDERING, CRIMINAL PROPERTY AND TERRORIST FINANCING	12
23	POLITICAL CONTRIBUTIONS	12
24	LEGAL ACTIONS	12
25	REPORTING NON-COMPLIANCE WITH THIS CODE	12
26	CONSEQUENCES FOR NON-COMPLIANCE WITH THIS CODE	13
27	WAIVERS	13
28	REVIEWS AND CHANGES TO THIS CODE	13
29	NO RIGHTS CREATED	13
30	CONCLUSION	13

Code of Business Conduct and Ethics

1	Introduction

This code of business conduct and ethics (“Code”), which has been adopted by the board of directors (Board) of PropertyGuru Group Limited (the “Company”) in accordance with the requirements of the Securities and Exchange Commission (“SEC”), sets out the way the Company, its subsidiaries and controlled affiliates (collectively, “PropertyGuru”) conducts business. PropertyGuru is committed to conducting business with honesty and integrity, in strict compliance with all laws and regulations of the countries in which PropertyGuru has a business presence.

The purpose of this Code is to guide the behaviour of any person who represents or acts for and on behalf of PropertyGuru (including all PropertyGuru directors, officers and employees, as well as all business associates, consultants, secondees, contractors, agents and intermediaries representing us) (collectively, “Personnel”) by clearly stating PropertyGuru’s commitment to conducting business with honesty and integrity and exercising the highest standard of business conduct. PropertyGuru is committed to encouraging accountability for adherence to the Code, including fair process by which to determine violations.

This Code reflects PropertyGuru’s commitment to operating at the highest standards of ethical conduct and corporate governance relative to applicable laws and regulations in each of the markets in which PropertyGuru operates.

All Personnel are required to understand and comply with their obligations under this Code. This Code refers to PropertyGuru’s Chief Executive Officer, Chief Financial Officer, Director, Finance, or persons performing similar functions, as its “principal financial officers.”

If Personnel are unsure how to act in the best interests of PropertyGuru, their manager or human resources department (“Human Resources”) should be consulted for guidance prior to the action being taken.

2	Responsibilities

The Board is responsible for the contents of the Code and its periodic updating.

The Chief Executive Officer and the other members of the Group Leadership Team (GLT) are responsible for ensuring that all Personnel understand and follow this Code. All Personnel are responsible for complying with this Code both in form and in spirit.

All Personnel must:

•	act in accordance with PropertyGuru’s values and the best interests of PropertyGuru;

•	act with integrity – being honest, ethical, fair and trustworthy in all business dealings and relationships;

•	comply with all laws, rules and regulations that apply to PropertyGuru and its operations;

•	assist PropertyGuru to make full, fair, accurate, timely and understandable disclosures;

•	act ethically and responsibly;

•	treat fellow Personnel with respect and not engage in bullying, harassment, discrimination or other forms of detrimental conduct;

•	deal with customers and suppliers fairly;

Code of Business Conduct and Ethics

•	disclose and manage any conflicts between PropertyGuru’s interests and their personal interests;

•

protect PropertyGuru’s legitimate business interests, including its assets and corporate opportunities, and not take personally for themselves opportunities that are discovered through the use of PropertyGuru property, information or positions;

•

not take advantage of the property or information of PropertyGuru or its customers for personal gain or to cause detriment to PropertyGuru or its customers (including protecting the confidentiality of information entrusted to directors, officers and Personnel by PropertyGuru and its customers);

•	not take advantage of their position or the opportunities arising therefrom for personal gain; and

•	report breaches of law or this Code to an appropriate person within PropertyGuru.

It is the responsibility of all PropertyGuru’s people, including managers and other leaders, to ensure ethical conduct is recognised and valued throughout PropertyGuru.

3	Scope of this Code

This Code covers all Personnel of the Company or any of its subsidiaries and controlled affiliates. This Code also applies to all individuals and organisations contracting with, consulting for or representing PropertyGuru, who must comply with this Code in the same manner as PropertyGuru Personnel. PropertyGuru Personnel who engage contractors or consultants should ensure that they are provided with a copy of the relevant PropertyGuru policies, including this Code.

4	Compliance with laws, rules and regulations

PropertyGuru commits to conducting business in compliance with all applicable laws, rules and regulations. Each Personnel must carry out his or her role and conduct business with honesty and integrity and in accordance with the highest standards of business conduct. Legal responsibilities change and Personnel at all levels must ensure they are informed and comply with all legal responsibilities across all countries and markets in which PropertyGuru conducts business.

In particular, depending on their individual responsibilities, Personnel must be familiar with corporate, competition, consumer, taxation, employment, work health and safety, equal opportunity, discrimination, privacy and environmental laws and regulations, as well any of PropertyGuru’s internal policies in relation to such matters.

All Personnel have an obligation to understand and work within these requirements. If Personnel do not understand their responsibilities and PropertyGuru’s obligations, they must seek guidance from their manager or Human Resources.

The principal financial officers of PropertyGuru are also required to promote compliance by all Personnel with the Code and to abide by PropertyGuru standards, policies and procedures.

Personnel must comply with all applicable laws, regulations, rules and regulatory orders, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and U.S. export control laws. For additional information regarding PropertyGuru’s policies and procedures relating to compliance with anti-corruption laws and export and other trade controls laws, please see PropertyGuru’s Anti-Corruption Compliance Policy and Trade Controls Compliance and Anti-Money Laundering Policy.

Code of Business Conduct and Ethics

5	Insider trading

Personnel engaged by PropertyGuru may, in connection with their employment become aware of material, non-public information regarding PropertyGuru, publicly traded companies, potential mergers and acquisitions, and other related information. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell or hold the securities in question.

Consistent with our Insider Trading Compliance Policy, if you are in possession of material non-public information about PropertyGuru or companies with which PropertyGuru does business, you must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information has been made. National, federal, provincial, state, and/or local securities laws and market abuse laws and regulations prohibit the purchase or sale of securities by persons who are aware of material, non-public information about a company, as well as the disclosure of material, non-public information about a company to others who then trade in the company’s securities (“Insider Trading Laws”). To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision based on this information is not only unethical but also illegal. Violation of Insider Trading Laws can result in severe fines and criminal penalties, as well as disciplinary action by PropertyGuru, up to and including termination of employment or engagement.

As a condition of your engagement or employment with PropertyGuru – whether by employment contract, consultancy agreement, subcontractor status, or otherwise – you acknowledge you may be prohibited by law from using, or assisting others to use, such material, non-public information gained during the course of your engagement or employment in connection with the purchase or sale of any securities on the basis of such material, non-public information, and hereby agree to not violate such Insider Trading Laws. You are required to carefully review and observe PropertyGuru’s Insider Trading Compliance Policy, as in effect from time to time.

6	Avoiding conflicts of interest

Personnel must avoid any situations involving divided loyalty or a conflict (or appearance of a conflict) between their personal interests and those of PropertyGuru. All Personnel have an obligation to conduct PropertyGuru’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Personnel faced with a situation that involves, or may reasonably be expected to involve, conflicting interests must report it to their manager or Human Resources.

In particular:

•	Personnel and any organisation in which they or their family have a significant interest must not compete with, or have business dealings with PropertyGuru;

•	Personnel must not work or consult for, or have any other key role in, an outside business organisation which has dealings with PropertyGuru or is a competitor of PropertyGuru;

•	Personnel must not enter into any arrangement or participate in any activity that conflicts with PropertyGuru’s best interests or is likely to negatively affect PropertyGuru’s reputation;

•	Personnel must not use PropertyGuru’s assets for any purpose other than for PropertyGuru’s business purposes or interests;

Code of Business Conduct and Ethics

•

Personnel must not make improper use of their employment with PropertyGuru, their position or role in PropertyGuru, or information obtained because of their position, to gain an advantage for themselves or anyone else, to PropertyGuru’s detriment;

•

Personnel must not buy or sell shares in PropertyGuru or any other companies at any time when they are aware of price sensitive information about PropertyGuru, which has not been disclosed to any stock exchange on which the Company’s shares are listed. All Personnel must read and follow the PropertyGuru Insider Trading Compliance Policy;

•	Personnel must ensure they do not disclose or use to their advantage potential takeovers, acquisitions or other “change of control” transactions involving PropertyGuru;

•

Personnel must be particularly careful to avoid conflicts of interest and the improper disclosure of confidential information in the case of an approach by a third party (“potential bidder”) in relation to the proposed acquisition of the shares in, or any of the businesses of, PropertyGuru. Such an approach might be made informally (for example by enquiry or overture) and/or through an intermediary or advisor to the potential bidder. The Board must be immediately informed of any approach (no matter what the form of the approach) and will establish protocols for PropertyGuru’s response to the approach; and

•	Any Personnel who is approached (even informally) by or on behalf of a potential bidder must:

•	immediately notify his or her manager or Human Resources of the approach, including the details of any inducement or incentive offered to that Personnel or any other Personnel;

•	cease communications with the potential bidder until communication protocols are established and then only communicate if so authorised under those protocols;

•	not provide any corporate information to anyone without the express approval of the Board or the Board’s representative and then only on terms approved by the Board; and

•

ensure that the approach is not discussed with customers, suppliers or other Personnel unless specifically authorised by the Board and then only on terms approved by the Board (which must consider PropertyGuru’s continuous disclosure obligations, amongst other things, subject to applicable laws).

7	Outside memberships, directorships, employment and public office

PropertyGuru supports involvement of its Personnel in community activities and professional organisations. However, outside employment or activities must not conflict with any Personnel’s ability to properly perform his or her work for PropertyGuru, nor create a conflict (or the appearance of a conflict) of interest. A conflict of interest arises when a Personnel has a competing professional or personal interest that would (or may) affect that Personnel’s ability to fulfil his or her duties to PropertyGuru, or where such interest involves an outside organisation that has or seeks a business relationship with PropertyGuru or competes with services provided by PropertyGuru.

Code of Business Conduct and Ethics

Personnel must disclose any outside activities that may pose a real, potential or perceived conflict of interest to Human Resources. Before accepting outside employment or a position on the board of directors of another company or non-profit organisation, you must obtain prior written approval from a member of the GLT or Human Resources.

Personnel may accept public office or serve on a public body in their individual private capacity, but not as a representative of PropertyGuru. All such positions must be disclosed to a member of the GLT or Human Resources. If such public office would require time away from work, Personnel must comply with PropertyGuru’s polices regarding leave of absence and absenteeism.

If you are concerned that you may have a conflict of interest (actual or potential), you should discuss with your manager or Human Resources.

8	Protection and proper use of PropertyGuru’s assets

All Personnel must use their best efforts to protect PropertyGuru’s assets and other resources, including technology, equipment and other valuable property including confidential information and intellectual property such as trademarks, registered designs and copyrighted material, from loss, theft and unauthorised use.

The use of PropertyGuru time, materials or facilities for purposes not directly related to company business, or the removal or borrowing of company property without permission is prohibited. Incidental personal use of company resources such as computers, phones, faxes, copiers and internet access is permitted in accordance with PropertyGuru’s IT policies, but Personnel must ensure that PropertyGuru’s interests are protected.

9	Protecting confidential information

Information that PropertyGuru considers private and that is not generally available outside PropertyGuru, which may include information of third parties to which PropertyGuru has access (Confidential Information) and information that PropertyGuru owns, develops, pays to have developed or to which it has an exclusive right (“Proprietary Information”) must be treated by PropertyGuru Personnel as follows:

Personnel must ensure that they do not disclose any Confidential Information or Proprietary Information to any third party or other Personnel who does not have a valid business reason for receiving that information, unless:

•	allowed or required under relevant laws or regulation; or

•	agreed by the person or organisation whose information it is; and

•	if Confidential Information or Proprietary Information is required to be provided to third parties or other Personnel for valid business purposes, Personnel must:

•	take adequate precautions to seek to ensure that information is only used for those purposes for which it is provided, and it is not misused or disseminated to PropertyGuru’s detriment; and

•	take steps to ensure that the information is returned or destroyed when the purpose is complete.

These obligations continue to apply to Personnel after their employment or engagement ceases.

If you are unsure whether information is of a confidential or proprietary nature, seek advice from your manager or Human Resources before disclosure.

Code of Business Conduct and Ethics

10	Control of information

Personnel must:

•	return all PropertyGuru property, including any documents or confidential information, on termination of their employment or at the request of PropertyGuru or its representative; and

•	if requested by PropertyGuru or its representative, destroy or delete any confidential information stored in electronic, magnetic or optical form so that it cannot be retrieved or reconstructed.

Personnel must not make improper disclosure, including inadvertent or careless disclosure, of business strategies and plans, special methods of operation and other information that is confidential to or of competitive value to PropertyGuru.

11	Public communications and disclosures

Media statements, responses to questions from any journalist, investor, stockbroker or financial analyst and official announcements may only be made by:

•	the Chairman of the Board;

•	the Chief Executive Officer;

•	the Chief Financial Officer; or

•	such other persons approved by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer.

If any Personnel receives a request for information and they are not authorised to respond to the enquiry, refer the request to the appropriate person. Unless the Chief Executive Officer has given prior written consent, Personnel and associated parties must not participate in public forum communications or discussions (including internet-based forums and social media) where the subject matter is related to PropertyGuru, its competitors or any industry or country in which PropertyGuru operates.

12	Personal conduct and social media policy

Personnel should take care when presenting themselves in public settings, as well as online and in web-based forums or networking sites. Each Personnel is encouraged to conduct himself or herself in a responsible, respectful, and honest manner at all times. PropertyGuru understands that Personnel may wish to create and maintain a personal presence online using various forms of social media. However, in so doing Personnel should include a disclaimer that the views expressed therein do not necessarily reflect the views of PropertyGuru. Personnel should be aware that even after a posting is deleted, certain technology may still make that content available to readers.

Personnel are prohibited from using or disclosing confidential, proprietary, sensitive or trade secret information of PropertyGuru, its partners, vendors, consultants or other third parties with which PropertyGuru does business. Harassment of other directors, officers or Personnel will also not be tolerated. No Personnel may provide any content to PropertyGuru social media sites that may be construed as political lobbying or solicitation of contributions, or use the sites to link to any sites sponsored by or endorsing political candidates or parties, or to discuss political campaigns, political issues or positions on any legislation or law.

Code of Business Conduct and Ethics

13	Violence prevention and weapons

The safety and security of PropertyGuru all Personnel is vitally important. PropertyGuru will not tolerate violence or threats of violence in, or related to, the workplace. Any Personnel who experiences, witnesses or otherwise becomes aware of a violent or potentially violent situation that occurs on PropertyGuru’s property or affects PropertyGuru’s business must immediately report the situation their manager or the relevant human resources personnel.

PropertyGuru does not permit any individual to have weapons of any kind on PropertyGuru property or while carrying out PropertyGuru business. This is true even if any Personnel has obtained legal permits to carry weapons. The only exception to this Code applies to security personnel who are specifically authorized by PropertyGuru management to carry weapons.

14	Gifts, gratuities and entertainment

PropertyGuru does not permit or tolerate giving or taking bribes, kickbacks or gratuities or any other payments or promises for favourable treatment or as an inducement for doing business. However, PropertyGuru allows the acceptance of token gifts and entertainment provided they are appropriate to the intended business purpose and consistent with local business practice and laws.

Personnel should not seek to gain special advantage for PropertyGuru or themselves using business gifts, favours or entertainment, if it could create even the appearance of impropriety. Business entertainment should be moderately scaled and clearly for business purposes. Gifts and entertainment should not be offered to a customer or supplier whose organisation does not allow this.

Personnel may accept or give gifts, favours, or entertainment only if permitted to do so by PropertyGuru’s policies relating to gifts (for example, the Anti-Corruption Compliance Policy) and the gift, favour or entertainment is disclosed in accordance with those policies (if required). Cash gifts are prohibited. PropertyGuru does not offer or provide gifts, meals, travel, and entertainment to public officials, unless approved in writing in advance by PropertyGuru’s Director, Legal Counsel.

If Personnel have any doubts about whether a gift or benefit complies with this Code or PropertyGuru’s policies, they should promptly discuss it with their manager or Human Resources.

15	Anti-corruption compliance

PropertyGuru is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. These laws prohibit PropertyGuru and its Personnel, directors and officers from offering, giving, or promising money or any other item of value, directly or indirectly, to win or retain business or to influence any act or decision of any government official, political party, candidate for political office, or official of a public international organization. PropertyGuru prohibits Personnel, directors, and officers from giving or receiving bribes, kickbacks, or other inducements to government officials. This prohibition also extends to payments to agents acting on PropertyGuru’s behalf if there is reason to believe that the payment will be used indirectly for a prohibited payment to government officials. Indirect payments include any transfer of money or other item of value to another individual or organization where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of agents for the payment of bribes, kickbacks or other inducements is expressly prohibited. Violation of the FCPA and other applicable anti-corruption laws is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by PropertyGuru, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors. For further guidance, please refer to PropertyGuru’s Anti-Corruption Compliance Policy.

Code of Business Conduct and Ethics

16	Integrity in financial reporting

PropertyGuru is committed to providing accurate, timely and clearly understandable disclosures in its public communications, including all reports and documents to shareholders, the SEC and other regulators.

Personnel responsible for the preparation of such reports are responsible for the integrity of the information contained in, or which forms the basis of, such reports and are expected to exercise the highest standard of care in preparing materials for public communications. To ensure PropertyGuru meets this standard, all Personnel (to the extent they are involved in PropertyGuru’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to PropertyGuru commensurate with their duties.

Those reports and communications should:

•	comply with any applicable legal requirements and accounting standards;

•	fairly and accurately reflect the transactions or occurrences to which they relate;

•	not contain any false or intentionally misleading information, nor intentionally misclassify information; and

•	be in reasonable detail and recorded in the proper account and in the proper accounting period.

All material financial information and disclosure must be accurately represented in PropertyGuru’s accounts. Personnel are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about PropertyGuru to others, including PropertyGuru’s internal auditors, independent auditors, governmental regulators and self-regulatory organizations. No Personnel may take any action to influence, coerce, manipulate or mislead PropertyGuru’s external auditors in order to produce misleading financial statements.

PropertyGuru’s principal financial officers and other Personnel working in the finance department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These Personnel must understand and strictly comply with all applicable standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

17	Accuracy of business records

All financial books, records and accounts must accurately reflect transactions and events, and conform both to International Financial Reporting Standards as issued by the International Accounting Standards Board and to PropertyGuru’s system of internal controls. No entry may be made that intentionally hides or disguises the true nature of any transaction. Personnel should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information.

18	Corporate loans or guarantees

PropertyGuru may not make loans and guarantees of obligations to directors, executive officers, and members of their immediate families.

Code of Business Conduct and Ethics

19	Responsibility to individuals

PropertyGuru is committed to the fair and equal treatment of all its Personnel and abides by the employment laws of the countries in which it operates. Personnel and candidates for employment or engagement shall be considered based on their behaviour and qualifications to carry out their job without regard to race, gender, religion, sexual orientation, disability, age, marital status or political belief or any other aspect protected by law.

PropertyGuru does not tolerate discrimination, including sexual, physical or verbal harassment or other demeaning behaviour against any individual or group of people.

PropertyGuru does not tolerate bullying, violence or threats of violence.

Personnel are required to adhere to PropertyGuru’s Diversity and Inclusion Policy.

20	Environment, health and safety

PropertyGuru is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply with both the letter and the spirit of the applicable health, safety and environmental laws and regulations and to attempt to develop a cooperative attitude with government inspection and enforcement officials. Personnel are encouraged to report conditions that they perceive to be unsafe, unhealthy or hazardous to the environment. For additional information regarding PropertyGuru’s policies and procedures relating to health and safety, please refer to PropertyGuru’s Workplace Health and Safety Policy and Mental Health and Wellbeing Policy.

21	Acting responsibly with customers, suppliers, competitors and others

Personnel dealing with customers, suppliers, partners, competitors and other third parties must engage with such persons fairly, ethically, honestly and respectfully and in compliance with applicable laws and PropertyGuru policies. In particular:

•	Personnel must work with integrity and honesty in all business dealings;

•	Personnel must not misrepresent PropertyGuru products, services or prices and/or make false or misleading claims about those of PropertyGuru’s competitors;

•	Personnel must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice;

•	purchasing decisions must be based on such commercially competitive factors as quality, price, reputation, reliability and a supplier’s level of service; and

•	Personnel must respect confidential information that is obtained through business relationships.

The purpose of antitrust laws is to preserve fair and open competition and a free market economy, which are goals that PropertyGuru fully supports. Personnel must not directly or indirectly enter into any formal or informal agreement with competitors that fixes or controls prices, divides or allocates markets, limits the production or sale of products, boycotts certain suppliers or customers, eliminates competition or otherwise unreasonably restrains trade.

If any other Personnel or outside party suggests acting in a manner contrary to the above, this must be immediately reported to your manager or Human Resources.

Code of Business Conduct and Ethics

22	Money laundering, criminal property and terrorist financing

Money laundering is the process by which people attempt to disguise illegally gained proceeds to make the proceeds appear to come from legitimate sources or activities, or, conversely, finance illegal activities using funds routed through legitimate sources. Personnel are required to comply with all applicable anti-money laundering laws. Personnel should act to ensure that PropertyGuru’s assets and business are not used or utilized by any persons, be they directors, officers, Personnel, customers, suppliers or contractors, in any way so as to launder money, finance terrorism or deal with criminal property. Personnel should promptly report any knowledge or suspicion they have in this regard to their manager, Human Resources or the Director, Legal Counsel.

23	Political contributions

Personnel may participate in the political process as individuals on their own time. However, Personnel must make every effort to ensure that they do not create the impression that they speak or act on behalf of PropertyGuru with respect to political matters. Company contributions to any political candidate or party or to any other organization that might use the contributions for a political candidate or party are prohibited. No Personnel may receive any reimbursement from corporate funds for a personal political contribution.

24	Legal actions

Any actual, proposed or potential legal action against PropertyGuru or Personnel must be notified to your manager or Human Resources as soon as you become aware of such an action.

Any actual, proposed or potential legal action by PropertyGuru or Personnel on behalf of PropertyGuru against another party must be approved in advance by the Chief Executive Officer.

25	Reporting non-compliance with this Code

PropertyGuru promotes ethical behaviour at all times and encourages Personnel to talk to their managers and other appropriate personnel when in doubt about the best course of action in a particular situation. Any Personnel who knows or suspects on reasonable grounds that a breach of this Code either has occurred, is occurring or might occur should promptly report that information to:

•	an officer (including any member of the Board of Directors of the Company) or senior manager of PropertyGuru; or

•	a senior member of Human Resources; or

•	PropertyGuru’s Whistleblower Protection Officer in accordance with PropertyGuru’s Whistleblower Protection Policy.

Reports may be made anonymously. Reports will be treated confidentially to the extent possible consistent with PropertyGuru’s obligation to deal with the matter openly and subject to applicable laws, regulations and legal proceedings

Personnel will not be subject to retaliation or victimisation for reporting in good faith a possible violation of this Code and may be protected under PropertyGuru’s Whistleblower Protection Policy. Retaliation or retribution against any Personnel for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action.

Code of Business Conduct and Ethics

26	Consequences for non-compliance with this Code

Adherence to this Code and PropertyGuru’s policies is a condition of employment at or engagement with PropertyGuru.

Material breaches of the Code must be brought to the attention of Human Resources and where required, the Board and the Audit and Risk Committee. The Audit and Risk Committee will then determine the appropriate disciplinary action. Such disciplinary action includes, but is not limited to, reprimand, termination with cause, and possible civil and criminal prosecution.

27	Waivers

Before any Personnel, or an immediate family member of any such Personnel, engages in any activity that would be otherwise prohibited by the Code, he or she is strongly encouraged to obtain a written waiver from the Board or the appropriate member of the GLT.

Before a director or executive officer, or an immediate family member of a director or executive officer, engages in any activity that would be otherwise prohibited by the Code, he or she must obtain a written waiver from the disinterested directors of the Board or a committee of the Board. Such waiver must then be disclosed to the public as required by law or the rules of the New York Stock Exchange LLC, when applicable.

28	Reviews and changes to this Code

The Board, in conjunction with the Audit and Risk Committee, will review this Code periodically to ensure that it is operating effectively. The Board may amend this Code by resolution.

PropertyGuru reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

29	No rights created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Personnel in the conduct of PropertyGuru’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity and is not a guarantee of continuing PropertyGuru policy. It is PropertyGuru’s belief that the policy is robust and covers most conceivable situations.

30	Conclusion

This Code contains general guidelines for conducting the business of PropertyGuru consistent with the highest standards of business ethics. If you have any questions about these guidelines, or to obtain copies of the other policies referred to in this Code, please contact your manager or PropertyGuru’s Director, Legal Counsel. PropertyGuru expects all of its Personnel and directors to adhere to these standards.

This Code, as applied to PropertyGuru’s principal financial officers, will be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.